UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________________________________________________________________
FORM 8-K

 ______________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: April 24, 2020
(Date of earliest event reported)
 ______________________________________________________________________________
Verizon Communications Inc.
(Exact name of registrant as specified in its charter)
 _______________________________________________________________________________

Delaware		1-8606	23-2259884
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas			10036
New York,	New York
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (212) 395-1000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.10	VZ	New York Stock Exchange
Common Stock, par value $0.10	VZ	The NASDAQ Global Select Market
2.375% Notes due 2022	VZ22A	New York Stock Exchange
0.500% Notes due 2022	VZ22B	New York Stock Exchange
1.625% Notes due 2024	VZ24B	New York Stock Exchange
4.073% Notes due 2024	VZ24C	New York Stock Exchange
0.875% Notes due 2025	VZ25	New York Stock Exchange
3.250% Notes due 2026	VZ26	New York Stock Exchange
1.375% Notes due 2026	VZ26B	New York Stock Exchange
0.875% Notes due 2027	VZ27E	New York Stock Exchange
1.375% Notes due 2028	VZ28	New York Stock Exchange
1.875% Notes due 2029	VZ29B	New York Stock Exchange
1.250% Notes due 2030	VZ30	New York Stock Exchange
1.875% Notes due 2030	VZ30A	New York Stock Exchange
2.625% Notes due 2031	VZ31	New York Stock Exchange
2.500% Notes due 2031	VZ31A	New York Stock Exchange
0.875% Notes due 2032	VZ32	New York Stock Exchange
4.750% Notes due 2034	VZ34	New York Stock Exchange
3.125% Notes due 2035	VZ35	New York Stock Exchange
3.375% Notes due 2036	VZ36A	New York Stock Exchange
2.875% Notes due 2038	VZ38B	New York Stock Exchange
1.500% Notes due 2039	VZ39C	New York Stock Exchange
3.500% Fixed Rate Notes due 2039	VZ39D	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition
Attached as an exhibit hereto are a press release and financial tables dated April 24, 2020 issued by Verizon Communications Inc. (Verizon).
Non-GAAP Measures
Verizon’s press release and financial tables include financial information prepared in conformity with generally accepted accounting principles in the United States (GAAP) as well as non-GAAP financial information. It is management's intent to provide non-GAAP financial information to enhance the understanding of Verizon's GAAP financial information and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. We believe that providing these non-GAAP measures in addition to the GAAP measures allows management, investors and other users of our financial information to more fully and accurately assess both consolidated and segment performance. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be directly comparable to that of other companies.
EBITDA and EBITDA Margin Related Non-GAAP Measures
Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), Segment EBITDA and Segment EBITDA Margin are non-GAAP financial measures that we believe are useful to management, investors and other users of our financial information as it is a widely accepted financial measure used in evaluating the profitability of a company and with its competitors.
Consolidated EBITDA is calculated by adding back interest, taxes and depreciation and amortization expense to net income.
Segment EBITDA is calculated by adding back segment depreciation and amortization expense to segment operating income. Segment EBITDA Margin is calculated by dividing Segment EBITDA by segment total operating revenues.
Consolidated Adjusted EBITDA
Consolidated Adjusted EBITDA is a non-GAAP financial measure that we believe provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. We believe that Consolidated Adjusted EBITDA is used by investors to compare a company’s operating performance to its competitors by minimizing impacts caused by differences in capital structure, taxes and depreciation policies. Further, the exclusion of non-operational items and special items enables comparability to prior period performance and trend analysis.
Consolidated Adjusted EBITDA is calculated by excluding from Consolidated EBITDA the effect of the following non-operational items: equity in losses and earnings of unconsolidated businesses and other income and expense, net, and the following special items: impairment charges, severance charges, loss on spectrum license auction and net gain from dispositions of assets and businesses. The impairment charges relate to goodwill impairment charges recognized in 2019 as a result of the Company's annual goodwill impairment testing of its media business, Verizon Media, and the impairment charge of an investment in a media joint venture. Severance charges recorded during 2019 relate to headcount reduction initiatives. Loss on spectrum license auction relates to the reclassification of spectrum licenses to assets held for sale at fair value as a result of Auction 103. Net gain from dispositions of assets and businesses relates to the sale of various real estate properties and businesses in 2019.
Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio
Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio are non-GAAP financial measures that we believe are useful to management, investors and other users of our financial information in evaluating Verizon’s ability to service its unsecured debt from continuing operations.
Net Unsecured Debt is calculated by subtracting secured debt and cash and cash equivalents from the sum of debt maturing within one year and long-term debt. Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio is calculated by dividing Net Unsecured Debt by Consolidated Adjusted EBITDA. For purposes of Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio, Consolidated Adjusted EBITDA is calculated for the last twelve months.

Adjusted Earnings per Common Share (Adjusted EPS) and Adjusted EPS Growth Forecast

Adjusted EPS and Adjusted EPS Growth Forecast are non-GAAP financial measures that we believe are useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating trends without the effect of special items which could vary from period to period. We believe excluding special items provides more comparable assessment of our financial results from period to period.

Adjusted EPS is calculated by excluding from the calculation of reported EPS the effect of the following special items: net pension remeasurement charge (credit) and loss on spectrum license auction.

We have not provided a reconciliation for our Adjusted EPS Growth Forecast because we cannot, without unreasonable effort, predict the special items that could arise during 2020.

Adjusted Effective Income Tax Rate Attributable to Verizon Forecast (Adjusted ETR Forecast)

Adjusted ETR Forecast is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in assessing our effective income tax rate without the effect of special items which could vary from period to period. Adjusted ETR Forecast is calculated by dividing the Provision for income taxes by Net Income attributable to Verizon before tax after adjusting for the impact of special items.

We have not provided a reconciliation for our Adjusted ETR Forecast because we cannot, without unreasonable effort, predict the special items that could arise during 2020.

See the accompanying schedules for reconciliations of non-GAAP financial measures to GAAP.

Item 7.01. Regulation FD Disclosure

Attached as Exhibit 99.2 and incorporated by reference herein are slides used in connection with the quarterly earnings release given by Verizon Communications Inc. on April 24, 2020. The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of1934, as amended, or the Securities Act of1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 8.01. Other Events.
This disclosure discusses the actions Verizon has taken in response to the COVID-19 crisis and the impacts that the situation has had on our business, as well as related known or expected trends. This disclosure supersedes the disclosure included in Verizon’s Current Report on Form 8-K dated March 17, 2020.

COVID-19 was identified in China in late 2019 and has since spread throughout the world, including throughout the United States (U.S.). Public and private sector policies and initiatives to reduce the transmission of COVID-19 have varied significantly across the U.S., but as of March 31, 2020 a significant percentage of the U.S. population was subject to meaningful restrictions on activities, which included limitations on the operation of non-essential businesses including retail operations, requirements that individuals remain in or close to their homes, school closures, limitations on large gatherings, travel restrictions and other policies to promote or enforce physical distancing. Similar restrictions have been implemented in many other countries in which we operate. As described below, these restrictions and our responses to them are significantly impacting how our customers use our products and services, how they interact with us, and how our employees work and provide services to our customers. In addition, governments have imposed a wide variety of consumer protection measures that limit how certain businesses, including telecommunications companies, can operate their businesses and interact with their customers. The crisis and governmental responses to the crisis have also resulted in a slowdown of global economic activity, which has significantly impacted our customers. As a result, prior trends in our business may not be applicable to our operations during the pendency of the crisis.

Most of the policies and initiatives referenced above were implemented during the latter part of the first quarter of 2020, as were Verizon’s activities described below. The impact of COVID-19 for the remainder of the year and beyond will depend significantly on the duration and potential cyclicality of the health crisis and the related public policy actions, additional initiatives we undertake in response to employee, market or regulatory needs or demands, the length and severity of the global economic slowdown, and whether and how our customers change their behaviors over the longer term.

Operations
In response to the crisis beginning in the first quarter 2020, we have been executing our business continuity plans and evolving our operations to protect the safety of our employees and to continue to provide critical infrastructure and connectivity to our customers, as they have changed their ways of working and living. Some of the initiatives we have undertaken include:

▪	Moving over 115,000 of our 135,500 employees to remote work arrangements.

▪	Temporarily closing nearly 70% of our company-owned retail store locations and moving to appointment-only access to our remaining store locations.

▪	Limiting our customer-focused field operations based on the criticality of the services being provided or repaired.

▪	Enhancing our safety protocols for employees who cannot work from home.

▪	Providing additional compensation to employees in front line roles that cannot be done from home.

▪	Adjusting other compensation and benefits programs to address circumstances created by the crisis.

▪
Taking the Federal Communication Commission's (FCC's) “Keep Americans Connected” pledge, through which we pledged to waive late fees for, and not terminate service to, any of our consumer or small business customers who did not pay their bills timely due to an inability to pay caused by the COVID-19 crisis.

▪	Providing additional data allocations to permit wireless consumer and small business customers to remain connected.

▪	Waiving activation and upgrade fees through digital distribution channels.

▪	Working with business customers to address payment needs during the crisis.

▪	Maintaining effective governance and internal controls in a remote work environment.

As the crisis continues, we may revise our approach to these initiatives or take additional actions to meet the needs of our employees, customers and the Company and to continue to provide our products and services.

Operating Metrics
The following comparison of key performance metrics from the period March 15 to April 15, 2020 with the same metrics from March 15 to April 15, 2019 shows the impact of the crisis on our operating results.

		Verizon Business Group
	Verizon Consumer Group	Small and Medium Business	Global Enterprise, Public Sector and Other
Wireless retail postpaid gross additions	(49)%	(24)%	163%
Wireless retail postpaid phone churn	(23 bps)	(3 bps)	(35 bps)
Wireless retail postpaid upgrades	(41)%	(45)%	(19)%
Wireless retail postpaid device activations	(44)%	(33)%	80%
Fios Internet net additions	(60)%	nm	nm
nm - not meaningful

Verizon Media Group
Monthly active users	22%
Yahoo Finance	95%
Yahoo News	58%

The above metrics reflect that during the second half of March, our retail Consumer and small business activity diminished significantly, and we saw a dramatic shift in customer behavior, including significant decreases in device volumes and travel, as well as decreased customer switching activity across the industry. The impact of our restrictions on customer-focused field operations can also be seen in the reduction in Fios internet net adds. At the same time, we experienced increased demand from our Public Sector and certain Global Enterprise customers to support front line crisis responders, new work-from-home and home schooling arrangements and other demands for critical connectivity services.

In Verizon Media, we experienced a decline in advertising and search revenue as advertisers paused or canceled campaigns during this period, and users searched for fewer commercial terms, providing less opportunity for monetization.

The progression of these trends for the remainder of the second quarter and thereafter will depend on a number of factors including how the social distancing and government containment policies evolve and the related macroeconomic impacts.

Liquidity and Capital Resources
Verizon finished the first quarter of 2020 in a strong financial position. As of March 31, 2020, our balance sheet included:

Cash and cash equivalents            $7.0 billion
Unsecured debt                $104.7 billion

As of March 31, 2020, our Cash and cash equivalents balance was $7.0 billion compared to $2.6 billion as of December 31, 2019 and $2.3 billion as of March 31, 2019. We made the decision to maintain a higher cash balance in order to further protect the Company against the uncertainties of the COVID-19 crisis. As of March 31, 2020, our only significant unsecured debt maturing during the remainder of 2020 consisted of approximately $1.0 billion of floating rate notes due in May and $588 million of vendor-related financing, including amounts due under certain of our export credit facilities. These amounts do not include approximately $1.7 billion of subsidiary preferred stock that we redeemed in April 2020 upon the scheduled maturity of such securities or $700 million of borrowings under a short-term uncommitted credit facility that we repaid in April 2020. As of March 31, 2020, we had not drawn down on our $9.5 billion revolving credit facility and the unused borrowing capacity was approximately $9.4 billion. The revolving credit facility does not require us to comply with financial covenants or maintain specified credit ratings, and it permits us to borrow even if our business has incurred a material adverse change. In addition, we raised $3.5 billion through the issuance of commercial paper in April 2020.

The COVID-19 crisis, together with other dynamics in the marketplace, has recently significantly increased borrowing costs and, in certain cases, restricted the ability of borrowers to access the capital markets and other sources of financing. In order to provide financial flexibility and finance certain investments and projects, we may continue to utilize external financing arrangements that have been or may be affected by these market conditions. However, we believe that our cash on hand, the cash we expect to generate from our operations, and cash from other sources of financing available to us are, and will continue to be, sufficient to meet our ongoing operating, capital expenditure and investing requirements.

We expect to continue to have sufficient cash to fund our operations, although we could experience significant fluctuations in our cash flows from period to period during the crisis. The net cash generated from our operations provides our primary source of cash flows. While we have historically experienced consistently low levels of payment delinquencies among our consumer and business accounts, beginning late in first quarter 2020, we started to see increases in delinquencies across our retail customer base and our small and medium business accounts. If these levels of delinquencies continue or grow, they could have a material adverse impact on our cash flows. We could also experience fluctuations in our cash flows in the periods that follow the end of the COVID-19 crisis resulting from the ongoing impacts of the crisis on macroeconomic conditions in the U.S. and as our customers work to become current on their bills.

In addition, we issue asset-backed debt secured by our device payment plan agreement receivables and the collections on such receivables.

These transactions require us to comply with various tests, including delinquency and loss-related tests, which, if not met, would cause the asset-backed debt to amortize earlier and faster than otherwise expected. The holders of our asset-backed debt do not have any recourse to Verizon with respect to the payment of principal and interest on the debt. However, if an early amortization of our asset-backed debt occurs, including as a result of increased customer delinquencies or losses relating to COVID-19, all collections on the securitized device payment plan agreement receivables would be used to pay principal and interest on the asset-backed debt, and our financing cash flows requirements would increase for the twelve months immediately following an early amortization event.

Impacts on Financial Results
Our revenues and expenses in first quarter 2020 were impacted by COVID-19 as a result of the actions we took to care for our employees and keep our customers connected and as a result of our customers’ changing activities as well as the restrictions on activities and the global economic slowdown, as described below. We estimate that the net impact of COVID-19 on our first quarter results was a reduction of approximately $0.04 in earnings per share, primarily as a result of an increase in our allowance for credit losses, as described below. We expect that impact to be greater in the second quarter of 2020.

Revenues
As a result of our decision to keep our customers connected during the crisis, we experienced fewer step ups in data plans, lower overage revenues and lower fees from activations, upgrades and late fees in first quarter 2020.

We have seen considerably less churn in the consumer wireless base and lower equipment volumes and upgrade rates since the beginning of the crisis. As a result of these changing customer behaviors, we experienced significantly lower equipment revenue in first quarter 2020. In addition, we experienced lower roaming revenues, as our customers meaningfully reduced travel during the quarter. In Verizon Media we have seen a reduction in advertising revenue, as the crisis has altered advertising and media consumption patterns.

Expenses
The primary impacts to our expenses from the COVID-19 crisis in first quarter 2020 were increases in the allowance for credit losses, commission expense and compensation related costs. The increase in sales related compensation costs was a result of an expansion of our programs for both employees and agents. These increases were partially offset by a decrease in equipment cost.

As a result of waiving late fees and keeping customers connected during the crisis pursuant to the Keep Americans Connected pledge, we have seen increases in delinquencies across our retail customer base and certain business accounts. As a result, our allowance for credit losses increased by $228 million at March 31, 2020 based on the expected number of customers who will avail themselves of payment relief under the pledge. If the current levels of delinquencies for our consumer and small and medium business customers continue or grow, additional provisions to our allowance for credit losses may be required, which could be significant. We continue to monitor customer behavior and our expected loss assumptions and estimates.

Other
In addition, equity and debt markets have experienced significant volatility during 2020 partially as a result of the crisis, and federal governmental actions to stimulate the economy have significantly impacted interest rates. These circumstances could affect the funding level of our pension plans and our calculated liabilities under our pension and other postemployment benefit plans. Other impacts from the crisis on our financial results in the second quarter and beyond could include a further slowdown in the global economy, additional regulatory or legislative initiatives that impact our relationships with our customers, and other initiatives we undertake to respond to the needs of our employees and our customers.

We expect these impacts on our revenues and expenses to continue for the duration of the crisis and for as long as we maintain the applicable policies and initiatives we have put into place in response to the crisis.
Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release and financial tables, dated April 24, 2020, issued by Verizon Communications Inc.

99.2	Slides used in connection with the quarterly earnings release given by Verizon Communications Inc. on April 24, 2020.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	April 24, 2020	/s/ Anthony T. Skiadas
Anthony T. Skiadas
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release and financial tables, dated April 24, 2020, issued by Verizon Communications Inc.

99.2	Slides used in connection with the quarterly earnings release given by Verizon Communications Inc. on April 24, 2020.

104	Cover Page Interactive Data File (formatted as inline XBRL).